UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 28, 2013

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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

As previously disclosed, pursuant to a Securities Purchase Agreement with Seow Seng Wei (a high net worth individual investor) dated June 17, 2013, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) previously issued to Mr. Seow in a private placement (i) 750,000 shares of convertible redeemable Series A Preferred Stock (“Series A Preferred Stock”) at a price of $8.00 per share and (ii) warrants (the “Warrants”) to purchase up to 2,625,000 shares of common stock of the Company (the “Common Stock”). The Series A Preferred Stock is convertible into Common Stock at a conversion price of $0.80 per share. The Warrants have a three-year term and an exercise price of $0.90 per share. The Company previously received gross proceeds of $6,000,000 from this private placement.
During September and October 2013, Mr. Seow converted a total of 387,610 shares of Series A Preferred Stock. Upon such conversion, the Company issued to Mr. Seow a total 4,897,872 shares of Common Stock in accordance with the terms of the Series A Preferred Stock.
3,876,100 of such shares were issued in accordance with the applicable 1-for-10 conversion ratio. 1,021,772 of such shares were issued in payment (in lieu of cash) of the accrued dividend and make-whole amounts applicable to the Series A Preferred Stock.
The Company did not receive any additional proceeds in connection with the conversion transactions.
All of the shares of Common Stock described in this Current Report on Form 8-K were offered and sold in reliance upon the exemption from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended (“Securities Act”).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

October 28, 2013	By:	/s/ Bill Gregorak
Name: Bill Gregorak
Title: Vice President and Chief Financial Officer